Exhibit 99.4

NEWS RELEASE

Contacts:

Investor Relations

Irmina Blaszczyk

(408) 749-3398

irmina.blaszczyk@amd.com

Public Relations

Drew Prairie

(512) 602-5325

drew.prairie@amd.com

AMD Commences Tender Offer for its 5.75%

Convertible Senior Notes due 2012

SUNNYVALE, Calif. — Nov. 18, 2009 — AMD (NYSE: AMD) today announced that it commenced a cash tender offer for up to $1,000,000,000 in aggregate principal amount of its outstanding 5.75% Convertible Senior Notes due 2012 (the “notes”). AMD intends to finance the purchase of the notes tendered in the tender offer with the net proceeds from the closing of AMD’s private offering of $500,000,000 aggregate principal amount of senior notes due 2017 (the “New Notes Offering”), which was separately announced by AMD today, and from the receipt of the $1.25 billion cash payment (the “Settlement Payment”) from Intel Corporation pursuant to the Company’s recently announced settlement agreement with Intel.

The tender offer will expire at 12:00 midnight, New York City time, on Wednesday, December 16, 2009, unless extended (such date and time, as it may be extended, the “Expiration Date”) or earlier terminated by AMD. Holders who validly tender, and do not validly withdraw, their notes on or prior to the Expiration Date will be entitled to receive $990 for each $1,000 principal amount of notes purchased in the tender offer, plus accrued and unpaid interest to, but not including, the date of payment for the notes accepted for payment. Tenders of notes must be made on or prior to the Expiration Date, and notes may be withdrawn at any time on or prior to the Expiration Date.

To the extent that acceptances of all validly tendered notes would require AMD to purchase more than $1,000,000,000 in aggregate principal amount of notes in connection with the tender offer, AMD will allocate acceptances on a pro rata basis among the tendering Holders.

The tender offer is contingent upon the satisfaction of certain conditions, including the closing of New Notes Offering, which will be subject to customary closing conditions, and the receipt of the Settlement Payment.

Full details of the terms and conditions of the tender offer are included in the Offer to Purchase, dated November 18, 2009, and AMD’s Schedule TO which have been filed with the Securities and Exchange Commission.

AMD has retained J.P. Morgan Securities Inc. and Citadel Securities LLC to act as Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to J.P. Morgan Securities Inc. at (800) 261-5767 (toll-free) or Citadel Securities LLC at (877) 660-1735 (toll-free). Requests for the Offer to Purchase and other documents relating to the tender offer may be directed to MacKenzie Partners, Inc., the Information Agent in connection with the tender offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free).

Neither AMD, nor any member of its Board of Directors, nor the dealer managers nor the information agent is making any recommendation to Holders as to whether to tender or refrain from tendering their notes into the tender offer. Holders must decide whether they will tender in the offer and, if so, how many notes they will tender.

This release is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities. The tender offer is only being made pursuant to the tender offer documents, including the Offer to Purchase and the related letter of transmittal that AMD is distributing to Holders. The tender offer is not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About AMD

Advanced Micro Devices (NYSE: AMD) is an innovative technology company dedicated to collaborating with customers and technology partners to ignite the next generation of computing and graphics solutions at work, home and play. For more information, visit http://www.amd.com.

Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Act. Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk. It is possible that future events, including whether the tender offer is completed on the terms specified or at all, may differ from expectations due to a variety of risks and other factors such as those described in AMD’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, as updated by subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of AMD’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. AMD does not intend to update any particular forward-looking statements contained in this news release.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.